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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

                                         [_] Confidential, for Use of the
[_] Preliminary Proxy Statement            Commission Only (as permitted by
                                           Rule 14a-6(e) (2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        COMMISSION FILE NUMBER: 1-11885
                            ALLEGIANCE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              36-4095179
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

          1430 WAUKEGAN ROAD                            60085
         MCGAW PARK, ILLINOIS                        (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
               OFFICES)

                                (847) 689-8410
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                               ----------------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                               ----------------

                                                        NAME OF EACH EXCHANGE ON
             TITLE OF EACH CLASS                            WHICH REGISTERED
             -------------------                        ------------------------
Common Stock, $1.00 par value                           New York Stock Exchange
                                                        Chicago Stock Exchange
Series A Junior Participating Preferred Stock Purchase  New York Stock Exchange
 Rights (currently traded with Common Stock)            Chicago Stock Exchange

                               ----------------

  (2) Aggregate number of securities to which transaction applies:

                               ----------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

  [_] Fee paid previously with preliminary materials.

  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

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


LOGO

                                                                 March 28, 1997

                        NOTICE OF ANNUAL MEETING OF THE
                                STOCKHOLDERS OF
                            ALLEGIANCE CORPORATION

  The Annual Meeting of Stockholders of Allegiance Corporation, a Delaware corporation (the "Company"), will be held at the Company's headquarters in McGaw Park, Illinois (Building N), on Thursday, May 15, 1997, at 10:30 a.m. CDT, for the following purposes:

    1. To elect two directors to hold office until the annual meeting in 2000; and

    2. To transact such other business, if any, as may properly be presented at the meeting.

  Only holders of record of the common stock of the Company at the close of business on March 20, 1997, will be entitled to vote at the meeting. A proxy statement with respect to the annual meeting accompanies and forms a part of this Notice. The annual report of the Company for the fiscal year ended December 31, 1996 also accompanies this proxy statement.

  By order of the Board of Directors.

                                            Allegiance Corporation

                                          By
                                            /s/ Lester B. Knight
                                            Lester B. Knight
                                            Chairman of the Board and
                                             Chief Executive Officer

/s/ William L. Feather
William L. Feather
Senior Vice President, Secretary
 and General Counsel

                            YOUR VOTE IS IMPORTANT

               Please mark, sign, and date your proxy and return
              it promptly in the enclosed envelope whether or not
                        you plan to attend the meeting.

                            ALLEGIANCE CORPORATION
                              1430 WAUKEGAN ROAD
                          MCGAW PARK, ILLINOIS 60085

                                PROXY STATEMENT

  The enclosed proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held on May 15, 1997, and any adjournments thereof. This proxy statement and accompanying proxy are first being mailed to stockholders on or about March 28, 1997.

  Shares represented by an effective proxy given by a stockholder will, unless revoked, be voted as directed by the stockholder. If a properly signed proxy form is returned to the Company and is not marked, it will be voted in accordance with the recommendation of the Board of Directors on the proposal(s). A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the secretary of the Company, by executing a later-dated proxy, or by attending the meeting and voting in person.

  The Company's common stock, $1.00 par value (the "Common Stock"), is the only issued and outstanding class of stock. Only stockholders of record at the close of business on March 20, 1997 are entitled to notice of and to vote at the meeting. At the close of business on March 20, 1997, the Company had 55,403,778 shares of Common Stock outstanding and entitled to vote. Each share of the Common Stock is entitled to one vote. A list of stockholders entitled to vote at the meeting will be kept at the office of the secretary of the Company, 1430 Waukegan Road, McGaw Park, IL 60085, for a period of 10 days prior to the meeting.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of three classes, as nearly equal in number as possible. One of the three classes, comprising approximately one-third of the directors, is elected each year to succeed the directors whose terms are expiring. The number of directors of the Company is currently eight. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualified, unless prior to that time, they have resigned, retired, or otherwise left office.

  The Board of Directors has nominated Silas S. Cathcart and Michael D. O'Halleran for election as directors at the 1997 annual meeting. Both nominees are current directors of the Company. It is not contemplated that either of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder unless a stockholder has directed otherwise. Under the Company's bylaws, directors are elected by a plurality of the voting power of the shares of capital stock of the Company present in person or represented by proxy at the meeting and entitled to vote for the election of directors. Shares represented at the meeting in person or by proxy but withheld or otherwise not cast for the election of directors (including broker nonvotes) will have no effect on the outcome of the election.

  Each of the directors of the Company has been a director since 1996.

                NOMINEES FOR ELECTION AS DIRECTORS TO BE ELECTED
 FOR A TERM OF THREE YEARS ENDING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2000

                                      BUSINESS EXPERIENCE DURING THE PAST FIVE
                                                        YEARS
NAME                             AGE            AND OTHER INFORMATION
----                             ---  ----------------------------------------
Silas S. Cathcart...............  70 Mr. Cathcart is a director of General
                                     Electric Company and The Quaker Oats
                                     Company. Mr. Cathcart is also a trustee of
                                     Northern Funds Mutual Fund. From 1985 to
                                     1987, and from 1990 to 1996, Mr. Cathcart
                                     served as a director of Baxter
                                     International Inc. ("Baxter"). From 1970 to
                                     1985, he served as a director of American
                                     Hospital Supply Corporation. From 1972 to
                                     1986, he was chairman of the board and
                                     chief executive officer of Illinois Tool
                                     Works Inc. Mr. Cathcart was chairman of the
                                     board of Kidder, Peabody Group Inc., an
                                     investment banking firm, from 1988 to 1989,
                                     and president and chief executive officer
                                     from 1987 to 1988.
Michael D. O'Halleran...........  46 Since 1995, Mr. O'Halleran has been president of Aon Group, Inc., an insurance
                                     holding company, and since 1988, he has
                                     been the chairman of the board of Aon Risk
                                     Services, Inc., a subsidiary of that
                                     company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

          TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 1998

                                      BUSINESS EXPERIENCE DURING THE PAST FIVE
                                                        YEARS
NAME                             AGE            AND OTHER INFORMATION
----                             ---  ----------------------------------------
Connie R. Curran................  49 Since 1995, Ms. Curran has been the president of CurranCare, Inc., a
                                     nationwide, hospital based, home care
                                     management company. From 1990 to 1995, she
                                     was the vice chairman and national director
                                     of patient services of APM, Inc.
Joseph F. Damico................  43 Mr. Damico has been president and chief operating officer of the Company since June
                                     1996. From 1992 to September 1996, he was a
                                     corporate vice president of Baxter. From
                                     1979 to 1992, he held various positions at
                                     Baxter Healthcare Corporation, including
                                     vice president and general manager of the
                                     Custom Sterile unit and president of the
                                     Convertors/Custom Sterile business.
Arthur F. Golden................  50 Since 1978, Mr. Golden has been a partner of Davis Polk & Wardwell, a general
                                     practice law firm. Mr. Golden joined Davis
                                     Polk & Wardwell in 1969. Davis Polk &
                                     Wardwell performs legal services for the
                                     Company from time to time. He also serves
                                     as a director of Borg Warner Security
                                     Corporation.

         TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 1999

                                      BUSINESS EXPERIENCE DURING THE PAST FIVE
                                                        YEARS
NAME                             AGE            AND OTHER INFORMATION
----                             ---  ----------------------------------------
Kenneth D. Bloem................  50 Since 1996, Mr. Bloem has been chief executive officer of Georgetown University
                                     Medical Center. From 1994 to 1996, Mr.
                                     Bloem was chief executive officer of the
                                     Advisory Board Company, a privately held
                                     research and publishing company. From 1989
                                     to 1994, he was president of Stanford
                                     University Hospital.
David W. Grainger...............  69 Since 1968, Mr. Grainger has been chairman of the board of W.W. Grainger, Inc., a
                                     nationwide distributor of maintenance,
                                     repair and operating equipment and
                                     supplies. He joined W.W. Grainger, Inc. in
                                     1952. Mr. Grainger served as a director of
                                     Baxter from 1990 to 1996.
Lester B. Knight................  38 Mr. Knight has been chairman of the board and chief executive officer of the Company
                                     since June 1996. From 1992 to September
                                     1996, he was an executive vice president of
                                     Baxter. He was elected a corporate vice
                                     president of Baxter in 1990. Mr. Knight
                                     joined Baxter Healthcare Corporation in
                                     1981.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The Company was incorporated in June 1996 as a wholly-owned subsidiary of Baxter, and the Common Stock was distributed to the stockholders of Baxter on September 30, 1996 (the "Spin-Off").

  There were five meetings of the Company's Board of Directors during the year ended December 31, 1996. During 1996, all incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served.

  The Board of Directors has two standing committees, the duties of which are described in the Company's bylaws: the Audit and Public Policy Committee and the Compensation and Nominating Committee.

  The Audit and Public Policy Committee consists of six directors who are not employees of the Company. The committee assists the Board of Directors in fulfilling its responsibilities for the Company's accounting and financial reporting practices and provides a channel of communication between the Board of Directors and the Company's independent accountant. The committee also assists the Board of Directors in establishing and monitoring compliance with the ethical standards of the Company and reviews the policies and practices of the Company to assure that they are consistent with its social responsibilities to employees, customers, and society, including policies relating to health and safety. In addition, the committee selects the independent accountant of the Company and recommends to the Board of Directors any change in the appointment of the independent accountant which the committee deems to be in the best interests of the Company and its stockholders. The members of the Audit and Public Policy Committee are Messrs. O'Halleran (chairman), Bloem, Cathcart, Golden, and Grainger and Ms. Curran. The Audit and Public Policy Committee met three times during 1996.

  The Compensation and Nominating Committee consists of four directors who are not employees of the Company. The committee determines the compensation of officers and recommends to the Board of Directors that it ratify the committee's determination of the compensation for the chairman of the board and chief executive officer. It also exercises the authority of the Board of Directors relating to the Company's employee benefit plans, including serving as the administration committee of the Company's stock option plans. In addition, the committee assists and advises the Board of Directors in connection with board membership, and board committee structure and membership. The members of the Compensation and Nominating Committee are Messrs. Cathcart (chairman), Bloem, and O'Halleran and Ms. Curran. Mr. Golden served as a member of the committee until February 11, 1997. The Compensation and Nominating Committee met two times during 1996.

  The Board of Directors will consider qualified candidates recommended by the stockholders for designation as nominees for election at the Annual Meeting of Stockholders to be held in 1998 and subsequent years. In order for a candidate recommended by a stockholder to be considered by the Board of Directors for designation as a nominee for election at the Annual Meeting of Stockholders to be held in 1998, the name and address of such stockholder and of such candidate, a representation that the stockholder is a holder of record of stock in the Company and entitled to vote at the Annual Meeting of Stockholders, a description of all arrangements or understandings between such stockholder and such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the stockholder, such other information as would be required to be included in the proxy statement filed pursuant to the proxy rules of the U.S. Securities and Exchange Commission (the "Commission"), and the consent of such nominee to serve as a director of the Company if elected, must be received by the secretary of the Company between February 14, 1998 and March 16, 1998. The presiding officer of the Annual Meeting of Stockholders will refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

                 OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

  The following table sets forth information with respect to the number of shares of Common Stock beneficially owned by (i) each director of the Company,
(ii) the chairman of the board and chief executive officer, and the four other most highly compensated executive officers of the Company named in the table under "Summary of Compensation of Executive Officers" (the "Named Executive Officers"), (iii) all directors and officers of the Company as a group, and
(iv) each stockholder known by the Company to be a beneficial owner of more than 5% of any class of the Company's voting securities. The Company believes that except as otherwise noted, each individual named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual. Except as otherwise noted, the information set forth below is reported as of March 6, 1997.

                                                                     PERCENT OF
                                                    COMMON STOCK    COMMON STOCK
                                                    BENEFICIALLY    BENEFICIALLY
   NAME OF BENEFICIAL OWNER                           OWNED (1)        OWNED
   ------------------------                         ------------    ------------
   Kenneth D. Bloem................................        -- (2)          *
   Silas S. Cathcart...............................      2,155(2)          *
   Connie R. Curran................................        -- (2)          *
   Joseph F. Damico................................     30,576(3)          *
   Arthur F. Golden................................        -- (2)          *
   David W. Grainger...............................      7,788(2)          *
   Lester B. Knight................................     48,250(4)          *
   Peter B. McKee..................................      1,868(5)          *
   Michael D. O'Halleran...........................        -- (2)          *
   Kathy Brittain White............................      1,891(6)          *
   Robert J. Zollars...............................     18,642(7)          *
   All directors and officers as a group (18
    members).......................................    130,346(8)          *
   FMR Corp........................................  7,111,520(9)      12.94
   David L. Cohen..................................  3,136,480(10)      5.71
   Harold J. Levy..................................  3,136,480(10)      5.71

--------
  *Represents less than 1%
 (1) Calculated pursuant to Rule 13d-1 under the Securities Exchange Act of 1934 (the "Exchange Act").
 (2) In October 1996, each non-employee director received a stock option grant to purchase 15,833 shares of Common Stock which will vest in May 1998. This initial grant covered the partial term year from October 1996 through May 1997 plus the term year May 1997 through May 1998. In the event a director is not re-elected in 1997, the 10,000 shares associated with that term year will not vest.
 (3) Mr. Damico has shared voting and dispositive power with respect to 366 shares.
 (4) Mr. Knight has shared voting and dispositive power with respect to 757 shares, 605 of which are beneficially owned under the Allegiance Corporation Retirement Plan, a qualified defined contribution retirement plan (the "Retirement Plan"). The Retirement Plan amounts are included as of February 28, 1997, the latest information available.
 (5) Mr. McKee has shared voting and dispositive power with respect to 704 shares, 344 of which are beneficially owned under the Retirement Plan, and 120 shares which are beneficially owned by a child of Mr. McKee.
 (6) Ms. White has shared voting and dispositive power with respect to 11 shares which are beneficially owned under the Retirement Plan.
 (7) Mr. Zollars has shared voting and dispositive power with respect to 712 shares.
 (8) Of the shares shown as beneficially owned by the officers and directors as a group, 4,342 shares are subject to shared voting and dispositive power, and 893 shares shown as beneficially owned by the officers and directors as a group are beneficially owned by family members of officers and directors. The officers and directors as a group do not have the right to acquire any Common Stock within 60 days.
 (9) A Schedule 13G was filed with the Commission by FMR Corp. on February 14, 1997 which reported the beneficial ownership of 7,111,520 shares as of December 31, 1996. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(10) Mr. Cohen and Mr. Levy jointly filed a Schedule 13G on February 10, 1997 reporting a combined beneficial ownership of the same 3,136,480 shares of Common Stock as of December 31, 1996, consisting of the same 2,965,640 shares of Common Stock owned by Iridian Asset Management LLC and 170,840 owned by First Eagle Fund of America, Inc. ("First Eagle Fund"). Mr. Cohen and Mr. Levy each have shared voting and dispositive power with respect to such shares. Mr. Cohen and Mr. Levy disclaim beneficial ownership of the shares of Common Stock held by First Eagle Fund. The address for Mr. Cohen and Mr. Levy is c/o Iridian Asset Management LLC, 276 Post Road West, Westport, Connecticut 06880-4704.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires that certain of the Company's directors, officers, and stockholders file with the Commission and the New York Stock Exchange ("NYSE") an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. Based solely on its review of such forms received by the Company and written representations from the directors and officers that no other reports were required, the Company is unaware of any instances of noncompliance, or late compliance, with such filings during the fiscal year ended December 31, 1996 by its directors, officers, or stockholders.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF BOARD OF DIRECTORS' COMPENSATION

  Cash compensation of non-employee directors consists of a $1,000 fee for each board and each committee meeting attended. Chairpersons of committees receive an additional annual retainer of $3,000. Employee directors are not compensated separately for their board or committee activities.

  In addition, to align the directors' interests more closely with the interests of all of the Company's stockholders, each non-employee director receives an annual retainer in the form of stock options on 10,000 shares of Common Stock. The grant price for the stock options is the fair market value of a share of the Common Stock on the NYSE on the date of grant. The stock options vest on the day of the annual meeting the year after they are granted, and expire ten years from the grant date.

SUMMARY OF COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth a summary of the compensation of the Named Executive Officers for the year ended December 31, 1996; information for prior years is omitted in accordance with the rules of the Commission. The following table includes the compensation earned by the listed individuals as employees of Baxter through September 30, 1996 and as employees of the Company from October 1, 1996 through December 31, 1996. References to "stock options" mean options to purchase Common Stock.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                               COMPENSATION
                                   ANNUAL COMPENSATION          AWARDS(3)
                           ----------------------------------- ------------
                                                  OTHER ANNUAL  SECURITIES   ALL OTHER
   NAME AND PRINCIPAL            SALARY   BONUS   COMPENSATION  UNDERLYING  COMPENSATION
        POSITION           YEAR  ($)(1)   ($)(1)     ($)(2)     OPTIONS(#)     ($)(4)
   ------------------      ---- -------- -------- ------------ ------------ ------------
Lester B. Knight           1996 $420,600 $458,750     --         576,549      $23,010
 Chairman of the Board &
 Chief Executive Officer
Joseph F. Damico           1996 $335,169 $276,250     --         361,972      $15,155
 President & Chief
 Operating Officer
Peter B. McKee             1996 $190,385 $550,000     --         164,000      $   346
 Senior Vice President &
 Chief Financial Officer
Robert J. Zollars          1996 $230,000 $240,000     --         119,962      $ 8,196
 Corporate Vice President
Kathy Brittain White       1996 $260,000 $178,125     --         167,282      $ 4,500
 Senior Vice President &
 Chief Information
 Officer

--------
(1) Amounts shown include cash compensation earned by the Named Executive Officers during 1996, including amounts deferred at the election of those officers. Bonuses are generally paid in the year following the year in which they are earned. The bonus amount shown for Mr. Zollars was related to special incentives. Mr. Zollars resigned from the Company in February 1997. Of the bonus amount shown for Mr. McKee, $450,000 was a special incentive associated with his employment by the Company.
(2) As permitted by the Commission's rules regarding disclosure of executive compensation, this column excludes perquisites and other personal benefits for the Named Executive Officers if their aggregate cost in 1996 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officers.

(3) Prior to the Spin-Off, the Named Executive Officers received restricted stock awards from Baxter related to a Baxter long-term incentive plan. The grants were as follows: Mr. Knight--19,690 shares; Mr. Damico--8,958 shares; Mr. McKee--2,500 shares; Mr. Zollars--3,681 shares; Ms. White-- 8,413 shares. As a result of Mr. Zollars' resignation from the Company, Mr. Zollars forfeited all of his Baxter restricted stock and Company stock options.
(4) Amounts shown represent the Company's matching contributions in the Retirement Plan and additional matching contributions in the Allegiance Corporation Excess Benefit Plan, an unfunded non-qualified excess plan. Those two amounts, expressed in the same order as described for the Named Executive Officers are as follows: Mr. Knight--$4,500, $18,510; Mr. Damico--$4,500, $10,655; Mr. McKee--$346, $0; Mr. Zollars--$4,500, $3,696;
    Ms. White--$4,500, $0.

STOCK OPTION GRANTS

  The following table contains information relating to stock option grants made in 1996 under the Allegiance Corporation 1996 Incentive Compensation Program ("Incentive Program") to the Named Executive Officers.

                     OPTION GRANTS IN LAST FISCAL YEAR (1)

                                 INDIVIDUAL GRANTS
                  -----------------------------------------------
                  NUMBER OF   PERCENT OF
                  SECURITIES TOTAL OPTIONS
                  UNDERLYING  GRANTED TO   EXERCISE OR             GRANT DATE
                   OPTIONS   EMPLOYEES IN  BASE PRICE  EXPIRATION PRESENT VALUE
NAME              GRANTED(#)  FISCAL YEAR   ($/SH)(2)     DATE       ($)(3)
----              ---------- ------------- ----------- ---------- -------------
Mr. Knight.......  514,000       8.0%        $18.38     10/10/06   $3,747,060
                    62,549       1.0%        $22.88     11/24/06   $  553,559
Mr. Damico.......  330,000       5.1%        $18.38     10/10/06   $2,405,700
                    31,972       0.5%        $22.88     11/24/06   $  282,952
Mr. McKee........  164,000       2.5%        $18.38     10/10/06   $1,195,560
Mr. Zollars......  106,000       1.6%        $18.38     10/10/06   $  772,740
                    13,962       0.2%        $22.88     11/24/06   $  123,564
Ms. White........  124,000       1.9%        $18.38     10/10/06   $  903,960
                    43,282       0.7%        $22.88     11/24/06   $  383,046

--------
(1) All stock options shown in this table become exercisable in three equal installments on the first, second, and third anniversary from the respective grant dates which were October 10, 1996 and November 26, 1996. The Incentive Program provides that if specified corporate control changes occur, all outstanding stock options become exercisable immediately.
(2) The exercise price shown is the closing price of the Common Stock on the date of grant.
(3) The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: exercise prices of $18.38 and $22.88 equal to the fair market value of the underlying stock on the date of grant; option term of seven years (which assumes that options will not be held full term); interest rates of 6.53% and 6.05% that represent the interest rate on a U.S. Treasury security on the date of grant with a maturity date corresponding to that of the option term; volatility of 30.32% and 30.48% calculated using weighted average volatility based on weekly stock price history for peer companies including Bergen Brunswig Corporation, Fisher Scientific International Inc., Maxxim Medical, Inc., Owens & Minor, Inc., and Tecnol Medical Products, Inc. (actual volatility is insufficient as a result of the Spin-Off); dividends at the rate of $0.40 per share representing the annualized dividends paid with respect to a share of Common Stock beginning with the first dividend payment declared in November 1996. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised. There is no assurance the value realized by an optionee will be at or near the value estimated by the Black-Scholes model.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

  The following table summarizes the stock option grants outstanding on December 31, 1996 for the Named Executive Officers. No officer exercised options to purchase Common Stock in 1996.

                AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                      NUMBER OF SECURITIES
                                           UNDERLYING      VALUE OF UNEXERCISED
                                          UNEXERCISED      IN-THE-MONEY OPTIONS
                   SHARES                  OPTIONS AT       AT FISCAL YEAR-END
                 ACQUIRED ON  VALUE    FISCAL YEAR-END(#)         ($)(1)
                  EXERCISE   REALIZED     EXERCISABLE/         EXERCISABLE/
NAME                 (#)       ($)       UNEXERCISABLE        UNEXERCISABLE
----             ----------- -------- -------------------- --------------------
Mr. Knight......     -0-       N/A       -0- / 576,549       -0- / $5,051,608
Mr. Damico......     -0-       N/A       -0- / 361,972       -0- / $3,204,367
Mr. McKee.......     -0-       N/A       -0- / 164,000       -0- / $1,517,000
Mr. Zollars.....     -0-       N/A       -0- / 119,962       -0- / $1,046,820
Ms. White.......     -0-       N/A       -0- / 167,282       -0- / $1,352,590

--------
(1) The dollar amounts in this column represent the number of unexercisable stock options which were "In-the-Money" on December 31, 1996, multiplied by the difference between the closing price of the Common Stock on December 31, 1996, which was $27.63 per share, and the exercise price of the Company's stock options. For purposes of these calculations, In-the-Money stock options are those with an exercise price below $27.63 per share.

CHANGE OF CONTROL PLAN

  The Company has adopted the Allegiance Corporation Change of Control Plan ("Change of Control Plan"). Pursuant to agreements entered into under the Change of Control Plan, employees selected to participate (including each of the Named Executive Officers) are entitled to separation pay and benefits following a change of control in the Company and the employee's subsequent termination of employment unless such termination is voluntary and unprovoked or results from death, disability, retirement, or cause. An eligible termination must occur within 24 months of the change of control or the agreement entered into under the Change of Control Plan is void. Each agreement will continue until October 1, 1999 and renew every three years from that date unless a participant receives written notice of termination of the agreement at least ninety days prior to the renewal date.

  Under the Change of Control Plan, the separation pay equals either three years' annualized base salary and target cash bonus ("Three Times Compensation") or one year's annualized base salary and target cash bonus (as has been determined by the Compensation and Nominating Committee of the Board of Directors in its discretion depending on the employee's position) plus the value of all deferred or unvested awards granted under the Incentive Program.

  In the event that any payments to those individuals receiving Three Times Compensation would be subject to an excise tax under the Internal Revenue Code, the Company will pay an additional gross-up amount for any excise tax and federal, state, and local income taxes, such that the net amount of the payments would be equal to the net payments after income taxes had the excise tax and resulting additional taxes not been imposed.

 REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE OF THEBOARD OF DIRECTORS

  The Compensation and Nominating Committee of the Board of Directors (the "Committee"), which is comprised of four independent outside directors, establishes and administers the executive compensation programs for the Company. In determining the appropriate compensation for the executive officers, including the Named Executive Officers, the Committee relies on input from leading compensation consultants and also reviews the recommendations of management. There are no Committee interlocks and there is no insider participation on the Committee. The Committee has provided the following report on executive compensation for inclusion in this proxy statement.

COMPENSATION PHILOSOPHY FOR EXECUTIVE OFFICERS

  The Committee views compensation as a total package which includes base salary, annual bonus, and long-term incentives. For executive officers, including the Named Executive Officers, the total compensation package is structured to have between 50% and 80% of pay at risk associated with achievement of key financial commitments and the creation of value for the stockholders. The Committee reviews the executive compensation annually to ensure that the Company and the stockholders benefit from a total compensation structure which is consistent with competitive practices, encourages superior leadership and management skills, motivates management's long-term commitment to the Company, aligns the interests of management with the interests of the stockholders, and rewards behaviors which drive the greatest results for the Company and the stockholders.

  The Company's philosophy with respect to the limit on the tax-deductibility of executive compensation is to maximize the benefit of tax laws for the Company's stockholders by seeking performance-based exemptions which are consistent with the Company's compensation policies and practices. The Company has adopted performance goals for its performance-based annual incentive awards which are expected to satisfy the deductibility requirements with respect to any payments under the applicable plans.

COMPENSATION ELEMENTS

  The total compensation structure for executive officers, including the Named Executive Officers, is targeted to be competitive when compared to other companies of similar focus and size. These companies are reported in surveys whose participants include many companies in the Fortune 500, as well as other companies with which the Company and its subsidiaries compete for executive talent ("Comparable Companies"). Several of the Comparable Companies are included in the indices utilized in the Comparison of Cumulative Total Return graph set forth on page 11.

  Base salaries are targeted to be competitive with salaries of executive officers in Comparable Companies. Individual base salaries are determined by comparing the responsibilities and accountabilities of each executive's position to similar positions in Comparable Companies, the importance of the executive's position to the Company in achieving critical performance commitments, and the knowledge and experience of the executive.

  Under the Incentive Program, the Company has implemented the 1997 Performance-Based Annual Incentive Plan ("1997 Incentive Plan") which links financial rewards for all employees, including the Named Executive Officers, to the achievement of the Company's financial objectives of net earnings after tax and cash flow for the year. The 1997 Incentive Plan is intended to focus on the individual contributions of all employees and the direct impact of such contributions on the Company's results, as well as support the Company's philosophy of sharing goals, risks, and rewards.

  Under the 1997 Incentive Plan, bonus targets are established based on position and level. Specifically for the Named Executive Officers, bonuses are targeted to be competitive with similar positions identified within the Comparable Companies. After year-end results are calculated, the bonus pool for the 1997 Incentive Plan will be determined based on the Company's achievement of net earnings after tax and cash flow. Actual bonus awards for participants are determined based on the bonus pool established and the contributions of the participant's business unit or function to the Company's overall success.

  The Company values the importance of employee stock ownership. Stock options are used as a long-term incentive vehicle to motivate employees to generate and subsequently share in the creation of stockholder value. In determining the number of stock options to be awarded, the Committee generally establishes a level of award targeted to provide an annual opportunity to earn stock-based compensation at an above average competitive level. The Committee also takes into consideration the employee's responsibilities and his or her ability to influence the long-term results of the Company. In October 1996, the Named Executive Officers received a grant equal to two times their annual target. The grant included a roll-forward into 1996 of the annual target grant that otherwise would have been anticipated for 1997. This roll-forward was effected to provide a strong and immediate link between the interests of senior managers and the stockholders. A second stock option grant was made in November 1996 to the Named Executive Officers except for Mr. McKee. This grant was made to individuals who forfeited Baxter stock options as a result of the Spin-Off to recognize their value and contributions to the Company. Approximately 2,000 employees received stock options through the two grants in 1996. All of the stock options described above are exercisable in three annual installments on the anniversary date of the grants, have a ten year term, and are priced at the fair market value of the Common Stock on the date of grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Mr. Knight's annual salary has been set at $450,000 effective October 1, 1996. The Committee chose to set Mr. Knight's base salary below that of similar positions in Comparable Companies and set his annual bonus target at a higher percentage of total compensation to reinforce Mr. Knight's critical role in leading the Company in achieving its financial commitments in order to build stockholders' confidence in this new organization.

  Mr. Knight received a cash bonus award for 1996 of $458,750. For 1996, the Committee adopted Baxter's Officer Incentive Compensation Plan which linked Mr. Knight's bonus award to the growth in net income and cash flow performance of both the Company and Baxter. The Committee also balanced Mr. Knight's leadership role in building a strong foundation for the future success of the Company with the economic challenges the Company faced in 1996.

  In line with the Company's philosophy of employee stock ownership, the Committee awarded Mr. Knight a non-qualified stock option to purchase 514,000 shares at the fair market value of the Common Stock on the grant date as part of his total compensation package. This grant included a roll-forward into 1996 of the annual target grant that otherwise would have been anticipated for 1997. This roll-forward was effected to provide a strong and immediate link between the interests of the chief executive officer and the stockholders. Mr. Knight also received a stock option grant to purchase 62,549 shares at the fair market value of the Common Stock on the grant date to recognize the Baxter stock options which Mr. Knight forfeited as a result of the Spin-Off.

                                          Compensation and Nominating
                                           Committee
                                           Silas S. Cathcart, Chairman
                                           Kenneth D. Bloem
                                           Connie R. Curran
                                           Michael D. O'Halleran

                     COMPARISON OF CUMULATIVE TOTAL RETURN

  The following graph compares cumulative total stockholder return on the Common Stock against a peer group of companies and the Standard and Poor's MidCap 400 Index for a three month period ending December 31, 1996. The graph assumes $100 is invested in the Common Stock and each of the two indices at the closing market quotations on September 24, 1996, and that dividends are reinvested. The graph represents performance over the short period of time the Company has been a publicly traded organization and is not necessarily indicative of future price performance.

                       [PERFORMANCE GRAPH APPEARS HERE]

* Peer Group is: Bergen Brunswig Corporation, Fisher Scientific International Inc., Maxxim Medical, Inc., McKesson Corporation, Owens & Minor, Inc., and Tecnol Medical Products, Inc.

                                 BASE                INDEXED RETURNS
                                PERIOD                MONTHS ENDING
                               --------- ---------------------------------------
        COMPANY/INDEX          24-SEP-96 29-SEP-96 31-OCT-96 29-NOV-96 31-DEC-96
        -------------          --------- --------- --------- --------- ---------
ALLEGIANCE CORP...............    100     120.00    125.00    150.00    184.83
PEER GROUP....................    100     100.70    103.19    106.89    108.99
S&P MIDCAP 400 INDEX..........    100     100.89    101.19    106.89    107.00

                            INDEPENDENT ACCOUNTANT

  The Company's Certified Public Accountant for the year 1996 was Price Waterhouse LLP, and such firm has been selected by the Audit and Public Policy Committee of the Board of Directors to audit the Company's accounts for the year 1997. Price Waterhouse LLP is expected to have a representative at the 1997 Annual Meeting of Stockholders who will be available to respond to appropriate questions at that time and have an opportunity to make a statement at the meeting if he or she so desires.

                          PROXY SOLICITATION EXPENSE

  The expense of the proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation may also be made by telephone, telegram or personal interview by directors, officers, and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. In addition, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of $11,000, plus out-of-pocket expenses. The Company will, upon request, reimburse brokers, banks and similar organizations for reasonable out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

                         FUTURE STOCKHOLDER PROPOSALS

  From time to time stockholders present proposals which may be proper subjects for inclusion in the proxy statement. To be included in the proxy statement for the 1998 annual meeting, proposals must be received by the Company no later than November 28, 1997.

  In addition, stockholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by the Company's bylaws. The Company's bylaws require that all stockholders who intend to make proposals at an annual stockholders meeting submit their proposals to the Company during the period 60 to 90 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 1998 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by the Company between February 14, 1998 and March 16, 1998.

                                 OTHER MATTERS

  The Board of Directors knows of no matters to be presented at the annual meeting other than the one set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

  By order of the Board of Directors.

                                          /s/ William L. Feather
                                          William L. Feather
                                          Senior Vice President, Secretary and
                                           General Counsel

1430 Waukegan Road
McGaw Park, Illinois
March 28, 1997


 Each stockholder, whether or not he or she expects to be present in person at the annual meeting, is requested to SIGN, DATE, and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

                                      LOGO

--------------------------------------------------------------------------------

    Please mark your                                                        8937
[X] votes as in this
    example.

 This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors.

--------------------------------------------------------------------------------
           The Board of Directors recommends a vote FOR proposal 1.
--------------------------------------------------------------------------------
                  FOR   WITHHELD
1. Election of    [_]     [_]     2. To transact such other business as may
   Directors                         properly be presented at the meeting.
   (see reverse)

For, except vote withheld from the following nominee:

--------------------------------------------------------------------------------
                                                   Change of              [_]
                                                   address on
                                                   reverse side

                                                   Mark the box           [_]
                                                   if you will attend the
                                                   Annual Meeting

                        Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                        --------------------------------------------------------


                        --------------------------------------------------------
                         SIGNATURE(S)                                DATE

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                            Allegiance Corporation
                      1997 Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Allegiance Corporation will be held on Thursday, May 15, 1997, at 10:30 a.m. The meeting will be held at the company's headquarters at 1450 Waukegan Road, McGaw Park, Illinois.

Registration will open at 10:00 a.m. CDT and the meeting will start promptly at 10:30 a.m. The meeting is expected to last about 30 minutes.

IMPORTANT: 1) If you are planning to attend the meeting, please check the box on the proxy above. 2) This letter is your admission ticket to the meeting. It must be shown at the gate before entering the Allegiance campus and presented to the registration desk on the day of the meeting.

Directions:
-----------
Allegiance Corporation is located just east of the Tri-State Tollway, on the west side of Waukegan Road between Route 137 (Buckley Road) and Route 120 (Belvidere Road). After passing through the gate house, turn left and follow the signs to the meeting.

--------------------------------------------------------------------------------

   ALLEGIANCE CORPORATION                                 [LOGO ALLEGIANCE]
P  Proxy Solicited on Behalf of the Board of Directors of Allegiance Corporation
R  Allegiance Corporation for the Annual Meeting of       1430 Waukegan Road
O  Stockholders on May 15, 1997                           McGaw Park, IL 60085
X                                                         847-689-8410
Y The undersigned hereby appoint(s) Lester B. Knight, Joseph F. Damico and Connie R. Curran and each of them, as proxyholders, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of Allegiance Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 15, 1997, and at any adjournment thereof, upon all subjects that may properly be presented at the meeting, including the matter described in the proxy statement furnished herewith, subject to any direction indicated on the reverse side of this card.

   Election of Directors.                       Change of Address:
   Nominees:
                                                -------------------------------

                                                -------------------------------
   Silas S. Cathcart
   Michael D. O'Halleran                        -------------------------------

                                                -------------------------------
                                                (If you have written in the
                                                above space, please mark the
                                                corresponding box on the reverse
                                                side of this card.)

   You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark either box if you wish to vote in accordance with the Board of Director's recommendation. The proxyholders named above cannot vote your shares unless you sign and return this card. Please mark, sign and date this proxy card and mail it in the envelope provided.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .